FOR IMMEDIATE RELEASE

TRIO MERGER CORP. AND SAEXPLORATION HOLDINGS, INC. TO PRESENT AT

NOBLE FINANCIAL CAPITAL MARKETS’ NINTH ANNUAL EQUITY CONFERENCE

New York, NY and Calgary, AB – January 16, 2013 - Trio Merger Corp. (NASDAQ: TRIO; OTCBB: TMRGW) (“Trio”) and its proposed merger target, privately-held SAExploration Holdings, Inc. (“SAE”), today announced their presentation at the Noble Financial Capital Markets Ninth Annual Equity Conference on Tuesday, January 22, 2013 at 9:30 am ET. The event will take place at the Hard Rock Hotel & Casino in Hollywood, Florida. Brent Whiteley, CFO & General Counsel, will present on behalf of SAE. Eric Rosenfeld, Chairman and CEO, will present on behalf of Trio.

On December 11, 2012, Trio and SAE jointly announced that the companies entered into a merger agreement whereby SAE will merge into a wholly owned subsidiary of Trio.

For a copy of the slides to be used during the presentation and additional information regarding the proposed merger of Trio and SAE, please see the Form 8-K filed by Trio on December 11, 2012 which can be obtained, without charge, at www.sec.gov.

About SAExploration Holdings, Inc.

SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil. SAE’s website is www.saexploration.com.

About Trio Merger Corp.

Trio was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Trio’s initial public offering was declared effective June 20, 2011 and was consummated on June 24, 2011, receiving net proceeds of $57.43 million through the sale of 6.0 million units at $10.00 per unit and $3.55 million from the sale of private placement warrants to the initial stockholders and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, the Company received net proceeds of $8.69 million from the sale of 900,000 units. Each unit was comprised of one share of Trio common stock and one warrant with an exercise price of $7.50. Pursuant to a share repurchase plan, the Company repurchased a total of 0.78 millon shares of common stock at an aggregate purchase price of $7.54 million. As of September 30, 2012, Trio held $61.69 million in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

The presentation referenced in this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on SAE’s and Trio’s managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of SAE’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which SAE is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of seismic acquisition services; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close, including due to the failure to receive required security holder approvals or the failure of other closing conditions; and other factors set forth in Trio’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that SAE’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, SAE’s financial results in any particular period may not be indicative of future results. Furthermore, SAE’s financial information includes certain non-GAAP financial measures, such as EBITDA (earnings before interest, taxes, depreciation and amortization). EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities. Neither Trio nor SAE is under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS:
Trio Merger Corp.		The Equity Group Inc.
Eric Rosenfeld		Devin Sullivan
Chairman and CEO		Senior Vice President
(212) 319-7676		(212) 836-9608 / dsullivan@equityny.com

David Sgro		Thomas Mei
Chief Financial Officer		Account Executive
(212) 319-7676		(212) 836-9614 / tmei@equityny.com